Exhibit 99

For immediate release:	Contact:
October 25, 2007	Ray Kerins
(212) 733-9203

PFIZER ANNOUNCES RETIREMENT OF VICE CHAIRMAN DAVID L. SHEDLARZ

NEW YORK, October 25 -- Pfizer said today that after a 31-year career, Vice Chairman David L. Shedlarz will retire from the company at the end of this year.

Mr. Shedlarz's contributions to the company include helping to shape the strategic direction that drove Pfizer's growth to pharmaceutical industry leadership; fifteen years of service on Pfizer's senior management committee and ten as its Chief Financial Officer; and leading the integration of the Pharmacia acquisition as well as the successful sale of Pfizer Consumer Healthcare.

Most recently, he has had responsibility for strategic planning and business development and, in that role, he has put in place a new organization so that Pfizer has the capabilities, talent and resources necessary to capitalize on external business opportunities that complement its internal product development and technologies. Among his additional areas of responsibility are Pfizer Animal Health, which is reporting strong revenue and income growth, and Pfizer Global Manufacturing, which has achieved substantial cost savings and productivity gains.

"Throughout his Pfizer career, David Shedlarz has demonstrated integrity and an enduring commitment to our company and its mission," said Jeffrey B. Kindler, Chairman and Chief Executive Officer. "Since I became Chief Executive Officer a little over a year ago, David has been a valuable partner to me as our new team has worked together to drive fundamental changes in how Pfizer does business. David has our highest respect for his dedication to Pfizer and the company's values, and I know I join with all my Pfizer colleagues in wishing him well in his future endeavors," he added.

"While the company I joined 31 years ago has changed and grown in ways I never could have imagined, what hasn't changed is the quality and dedication of Pfizer people, and I am exceptionally proud of our mission and what we do to enrich so many lives," said Mr. Shedlarz. "I will cherish all of the people I've worked with, the relationships we've forged and the successes we've achieved.

"Jeff is a strong leader who has taken a series of actions -- including tough decisions in all areas of the company -- to revitalize Pfizer over the past year," Mr. Shedlarz continued. "He is taking the right steps to change the structure of the company in a strategic, disciplined way in order to position Pfizer for success in our changing marketplace. I am confident that Jeff and the team, which now includes the addition of our new Chief Financial Officer, Frank D'Amelio -- who has demonstrated that he will be a strong and effective leader of our financial function -- are well-positioned to address the company's challenges and capitalize on its many opportunities in the years ahead. Pfizer is one of the world's great companies, and I am sure it will continue to be at the forefront of breakthroughs that benefit millions of patients."

Mr. Shedlarz joined Pfizer in 1976. He held positions of increasing responsibility including vice president, finance of the U.S. Pharmaceuticals Group in 1989 and vice president, finance for Pfizer in 1992. He was elected chief financial officer in 1995 and assumed additional responsibilities as senior vice president in 1997 with worldwide responsibility for the company's former Medical Technology Group. He was named executive vice president in 1999. He became vice chairman of Pfizer in 2005.

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